Exhibit 99.2

Ondas Expands its AI Sensing Capabilities with the Acquisition of a Controlling Interest in Insight Intelligent Sensors Ltd

AI-powered electro-optical sensing extends Ondas’ multi-domain autonomy ecosystem, strengthening counter-UAS, surveillance, and early-warning capabilities

Dual-use capability for civil infrastructure protection, disaster response, and climate resilience markets

Insight’s AI-driven modules are deployed with U.S. and Israeli defense agencies in real-world operations

Ondas’ direct investment to accelerate product commercialization, serial production, and market expansion

BOSTON, MA / October 29, 2025 / Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence through its Ondas Autonomous Systems (OAS) business unit and private wireless solutions through Ondas Networks, today announced the acquisition of a controlling interest in Insight Intelligent Sensors, an Israeli developer of AI-driven electro-optical sensing systems.

Insight Intelligent Sensors designs and manufactures AI-powered electro-optical systems for real-time anomaly detection in complex environments. Its proprietary Smart Imaging Module (SIM) performs ultra-high-resolution edge processing to detect, classify, and track small drones, vehicles, people, and early signs of wildfires — even in GPS-denied or RF-contested environments. Systems from Insight Intelligent Sensors are operationally proven through programs with U.S. and Israeli defense and homeland security agencies.

“The addition of Insight Intelligent Sensors strengthens Ondas’ ability to deliver advanced autonomy and sensing across multiple domains and positions the Company for new government and commercial programs in autonomous detection and environmental intelligence,” said Eric Brock, Chairman and CEO of Ondas Holdings. “Their AI-based edge processing technology adds a new layer of perception and awareness to our aerial, ground, and counter-UAS platforms, enabling faster, more reliable decision-making for defense and homeland security missions. As part of OAS’s expansive autonomous systems ecosystem, we believe Insight’s SIM can achieve faster, more efficient production and commercialization.”

“Insight Intelligent Sensors brings a new class of intelligent sensing capabilities into the Ondas ecosystem,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “By integrating their Smart Imaging Module across our Optimus, Iron Drone Raider™, and Apeiro platforms, we can offer end-to-end autonomy — from detection and analysis to response — all in real time and across the most demanding operational environments.”

This acquisition marks a key milestone in Ondas’ broader strategy to build a unified, software-defined defense and security architecture that integrates sensing, autonomy, and communications across air, ground, and maritime domains. By incorporating Insight Intelligent Sensors into its global defense portfolio, Ondas strengthens its capability to deliver intelligent, autonomous, and connected solutions to U.S., NATO, and allied partners — addressing emerging needs in ISR, border security, critical infrastructure protection, and environmental resilience.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems and private wireless solutions through its business units Ondas Autonomous Systems (OAS), Ondas Capital and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS delivers a portfolio of AI-powered defense and security platforms that are deployed globally to safeguard sensitive locations, populations, and infrastructure. Through its subsidiaries American Robotics, Airobotics, and Apeiro Motion, OAS offers the Optimus System—the first U.S. FAA-certified small UAS for automated aerial security and data capture—the Iron Drone Raider—an autonomous counter-UAS platform—and Apeiro’s advanced ground robotics and tethered UAV systems, supported by innovative navigation and communications technologies.

Ondas Capital plans to combine advisory services and strategic investment management services to accelerate the rapid scaling and global deployment of unmanned and autonomous systems to Allied defense and security markets.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Apeiro Motion: www.apeiro-motion.com, LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

preston.grimes@ondas.com

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